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                                                              Exhibit 99.(h)(iv)

                        STATE STREET CAPITAL MARKETS, LLC
                           INVESTOR SERVICES AGREEMENT
Gentlemen:

         As distributor and principal underwriter (the "Distributor") of streetTRACKS(SM) Series Trust (the "Trust"), an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of ten separate portfolio series (each a "Fund"), we wish to enter into this Investor Services Agreement (this "Agreement") with you concerning (i) your provision of broker-dealer and shareholder support services to your customers ("Clients") who may from time to time beneficially own issued and outstanding shares of beneficial interest (the "Shares") of the initial ten Funds of the Trust indicated on Appendix A hereto (each, an "Initial Fund"), and each additional Fund subsequently established by the Trust and made subject to this Agreement in accordance with Appendix B hereto (each, an "Additional Fund" and, together with the Initial Funds, the "Funds") and (ii) your educational and promotional activities in the secondary market for the Shares listed and traded on the American Stock Exchange. Capitalized terms, unless otherwise defined herein, shall have the meanings attributed to them in the Trust's current Prospectus and Statement of Additional Information.

         This Agreement is a related agreement as contemplated by Rule 12b-1 under the 1940 Act with respect to the Rule 12b-1 plan (each a "12b-1 Plan" and together the "12b-1 Plans") of each Initial Fund of the Trust, and subject to the approval of the Board of Trustees pursuant to Rule 12b-1 of each Additional Fund. Both you and we and the Trust expect that your shareholder support services in connection with Shares pursuant to this Agreement will tend to increase investor interest in and the use and trading of Shares on the secondary market and thus promote further sales of additional Creation Units of Shares.

         The terms and conditions of this Agreement are as follows:

         Section 1. Shareholder Services. You agree to perform shareholder account administrative, maintenance and servicing functions, which shall include one or more of the following: (a) answering Client inquiries regarding account status and history and maintaining account information for Clients with respect to Shares beneficially owned by Clients; (b) processing dividend and distribution payments on behalf of Clients; (c) providing information periodically to Clients showing their positions in Shares; (d) at your discretion, providing and maintaining elective services such as check writing on the Client's account and wire transfer services; (e) acting as a participant (a "DTC Participant") in the book-entry facilities of The Depository Trust Company ("DTC") on behalf of Clients holding beneficial interests in Shares; (f) issuing confirmations of transactions in Shares; (g) forwarding shareholder communications from us or on behalf of the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); (h) producing and mailing to Clients monthly statements, confirmations or other reports, including year-end tax information; (i) making any elections with respect to Series dividends on behalf of Clients; and (j) such other services analogous to the foregoing as you customarily provide to Clients with respect to holdings of shares of open-end investment companies or exchange-listed stocks as the Trust or a Client may reasonably request from time to time, and may engage in educational and promotional services relating to Shares (which may include compensation and sales incentives to your registered brokers or other sales personnel) and facilitation through broker-dealers and other persons of communications to the extent you are permitted
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to do so under applicable statutes, rules and regulations.

         Section 2. Fees. In consideration of the services provided by you hereunder, subject to the terms and conditions of the 12b-1 Plans and to the provisions set forth on Appendix B hereto, in our capacity as the Distributor implementing the 12b-1 Plans we will pay to you and you agree to accept as full payment therefor, a fee at the annual rate of 0. % of the average daily net assets of all Initial Funds attributable to Shares subject to this Agreement. Such fee will be computed daily and payable monthly. The calculation of such fees by us shall be based on the report of holdings of Shares by the Trust's transfer agent and by you as confirmed to us in writing. Such calculation shall be final and conclusive for all purposes hereunder. In consideration of the receipt of fees under the 12b-1 Plan, you acknowledge and agree to all of the provisions set forth in Appendix B hereto. In the event that any Additional Fund becomes subject to this Agreement, we will pay to you in our capacity as Distributor, for the services and facilities to be provided by you hereunder with respect to such Additional Fund a fee at the rate set forth in or pursuant to the 12b-1 Plan approved by the Board of Trustees of the Trust with respect to such Additional Fund. In no event may the fee payable to you under this Agreement exceed an annual rate of .10% of the average daily net assets of any Fund attributable to Shares held by you in Client accounts.

         Section 3. Information Pertaining to Shares, Etc. (a) You and your officers, employees and agents are not authorized to make any representations concerning the Trust or the Shares except to communicate to Clients accurately factual information contained in the Trust's Prospectus and Statement of Additional Information, any marketing materials filed by us, if required, on behalf of the Trust with the National Association of Securities Dealers, Inc. and objective historical performance information, provided that the foregoing shall not apply to any materials produced for your brokers, registered representatives, or other employees for internal use only. You shall act as agent for Clients only in your capacity as shareholder servicing agent hereunder furnishing information regarding the Trust or the Shares and shall have no authority to act as agent, partner, joint venture participant or in any similar capacity for us or the Trust in any matter or in any respect.

                  (b) You understand that neither the Trust nor any Fund will be advertised or marketed as an open-end investment company, i.e., as a mutual fund, which offers redeemable securities. Any advertising materials, including the Trust prospectus, will prominently disclose that the Shares are not redeemable units of beneficial interest in the Trust. You further understand that the creation of any communications, literature or advertisements in all media formats regarding the Trust or Shares (other than for internal use by your brokers, representatives and employees or as permitted by the Soliciting Dealer Agreement for the Initial Funds) must be approved by us prior to printing or dissemination and must follow our internal procedures for such approvals, including, if necessary, approval by the NASD. In addition, any shareholder communications with respect to the Trust or Shares, including the Trust prospectus, will disclose that the owners of Shares may acquire and tender those shares for redemption to the Trust in Creation Unit aggregations only.

                  (c) During the term of this Agreement, we or the Trust shall furnish or otherwise make available to you such information relating to the business affairs of the Trust as you at any time, or from time to time, reasonably request in order to discharge your obligations hereunder. You and your officers and employees will, upon reasonable request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 4. Representations and Warranties. By your written acceptance of this Agreement, you
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represent, warrant and agree that you are, and at all times will remain, a DTC
Participant and that you will comply with all applicable laws and regulations and the rules and procedures of DTC governing the book-entry system in connection with the performance of your obligations hereunder and will inform us of any change in applicable laws or regulations (or interpretations thereof) that would prevent or impair full performance of any of your obligations hereunder.

         Section 5. Term and Termination. Unless sooner terminated, this Agreement will continue for one year following the date of its adoption. Thereafter, this Agreement will continue automatically for successive annual periods provided that such continuance is specifically approved at least annually by the Trust in the manner described in Appendix B. This Agreement is terminable in accordance with Appendix B. This Agreement may be amended in writing by the parties hereto.

         Section 6. Notice. All notices and other communications to either you or us will be duly given if mailed, telegraphed, faxed or transmitted by similar telecommunications device to us at the address shown above and to you at the address shown below.

         Section 7. Governing Law. This Agreement will be construed in accordance with the laws of the Massachusetts.

         If you agree to be bound by the provisions of this Agreement, please sign two copies of this letter where indicated below and promptly return it to us, State Street Capital Markets, LLC. We will return one signed copy for your files.

                                              Very truly yours,

                                              State Street Capital Markets, LLC


Dated:                     , 199              By:
       --------------------     ----                ---------------------------

                                              Name:
                                                    ---------------------------

                                              Title:
                                                    ---------------------------

Accepted and Agreed to:

Name of Firm:
              ------------------------------

By:
    ----------------------------------------
         Authorized Officer

Name:
      --------------------------------------

Title:
       -------------------------------------

Dated:                     , 199
       --------------------     ------------
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                                   Appendix A


                                                                                        Shares
                                                                                        Trading              CUSIP
Series                                                                                  Symbol               No.
------                                                                                  ------               ---
streetTRACKS(SM) Dow Jones U.S. Large-Cap Value Fund
streetTRACKS(SM) Dow Jones U.S. Large-Cap Growth Fund
streetTRACKS(SM) Dow Jones U.S. Small-Cap Value Fund
streetTRACKS(SM) Dow Jones U.S. Small-Cap Growth Fund
streetTRACKS(SM) Dow Jones Global Titans Index Fund
streetTRACKS(SM) Wilshire REIT Index Fund
streetTRACKS(SM) Morgan Stanley High Tech 35 Index Fund
streetTRACKS(SM) Morgan Stanley Internet Index Fund
The FORTUNE 500(R) Index Fund
The FORTUNE e-50(TM) Index Fund

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                                   Appendix B


         1. Rule 12b-1 Information. You will provide to us and the Trust's Board of Trustees such information as we and the Trust's Board of Trustees may reasonably request in order to enable us and the Board of Trustees to fulfill the requirements of Rule 12b-1 and the 12b-1 Plan, including, without limitation, any reports required by paragraph (b)(3)(ii) of Rule 12b-1. In addition, you will furnish us or our designees with such information as we or they may reasonably request and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us or the Trust), in connection with preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable to you by us in connection with your services hereunder as well as any other reports or filings that may be required by law. During the time that this Agreement is in effect, the reelection and nomination of those trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the trustees of the Trust who are not such "interested persons" of the Trust.

         2. Compliance with Laws. By your written acceptance of this Agreement, you represent, warrant and agree that you understand that this Agreement is a Rule 12b-1 related agreement under the 1940 Act, subject to the provisions of such Rule, as well as any other applicable rules or regulations of the Securities and Exchange Commission; agree to conform to any compliance standards adopted by us governing the services to be provided by you hereunder with respect to Shares, as in effect from time to time; and agree to comply with applicable federal and state securities laws and regulations, and regulations of relevant self-regulatory organizations, pertaining to transactions in Shares.

         3. Approvals. This Agreement, and each Rule 12b-1 Plan, is subject to annual approval by vote of (i) the Trust's Board of Trustees and (ii) of a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of the 12b-1 Plans adopted by the Trust regarding the provision of support services to the beneficial owners of Shares of the respective Funds or in any agreement related thereto ("Disinterested Trustees") cast in person at a meeting called for the purpose of voting on such approval.

         4. Termination. This Agreement is terminable, without penalty, at any time (a) by the Trust by a vote of a majority of the Disinterested Trustees or by vote of the holders of a majority of the voting securities (as such terms is defined in the 1940 Act) of such Funds or by you, upon 60 days' notice in writing to the other party hereto, (b) upon the termination of the Distribution Agreement between the Trust and us or (c) as to any Fund, upon the termination of its 12b-1 Plan. This Agreement shall also terminate automatically upon its assignment (as defined in the 1940 Act).